Exhibit 21

                           Subsidiaries of Registrant





                                            Percentage      Jurisdiction or
Subsidiary (1)                                Owned      State of Incorporation
------------------------------------------  ----------   ----------------------

Klamath First Federal Savings
  and Loan Association                          100%          United States

Klamath First Capital Trust I                   100%          Oregon

Klamath First Financial Services, Inc. (2)      100%          Oregon

Pacific Cascades Financial, Inc. (2)            100%          Oregon


(1) The operations of the Company's subsidiary are included in the Company's consolidated financial statements.

(2)   Wholly-owned   subsidiary  of  Klamath  First  Federal  Savings  and  Loan
Association